Exhibit n  under Form N-1A
                                            Exhibit 99 under Item 601/Reg. S-K

                        INDEPENDENCE ONE MUTUAL FUNDS

                             MULTIPLE CLASS PLAN

                   Amended and Restated as of June 7, 2000


        This Multiple Class Plan ("Plan") is adopted by INDEPENDENCE ONE MUTUAL FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

Purpose

1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Trust of more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule .

2.      Separate Arrangements/Class Differences

        The Funds set forth on Exhibit A offer two or more classes of shares which are titled Class A Shares, Class B Shares, Class K Shares, Class Y Shares, and Trust Shares. The only expenses allocated to the shares as a class are expenses that may be incurred with respect to certain covered Classes of certain Funds under Shareholder Services Agreements and Rule 12b-1 Plans.

        Class A Shares are sold with a front-end sales charge, may bear a Rule 12b-1 fee and do not bear a shareholder services fee.

        Class B Shares are sold with a CDSC, and bear a Rule 12b-1 fee and a shareholder services fee.

        Class K Shares are sold without a front-end sales charge or CDSC, but may bear a Rule 12b-1 fee and/or a shareholder services fee.

        Class Y Shares and Trust Shares are sold without a front-end sales charge or contingent deferred sales charge ("CDSC"), or a Rule 12b-1 fee or shareholder services fee. Trust Shares are available only through the Trust Division of Michigan National Bank and to trustees, employees and retired employees of the Funds, of Michigan National Corporation or its subsidiaries and of Federated Securities Corp. or its affiliates, and spouses and children under the age of 21.

        Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Class A Shares, Class K Shares and Class B Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan and the Shareholder Services Plan applicable to such classes.


3.      Expense Allocations

        The expenses incurred pursuant to the Shareholder Services Plan and the Rule 12b-1 Plan will be borne solely by the Class A Shares, Class K Shares and the Class B Shares of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

4.      Exchange Features

        A shareholder may exchange shares of one Fund for the appropriate class of shares of any other Fund in the Trust.

        Effectiveness

5. This Plan shall become effective with respect to each Class (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct interest or financial interest in the operation of the Trust's Plan; and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.


6.      Amendment

        This Plan may be amended at any time, with respect to any Class, by a majority vote of: (i) the Trust's Board of Trustees; and (ii) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan.



                        INDEPENDENCE ONE MUTUAL FUNDS


                                  Exhibit A
                                    to the
                             Multiple Class Plan


                      Independence One Equity Plus Fund
                                Class A Shares
                                Class B Shares
                                 Trust Shares

                      Independence One Fixed Income Fund
                                Class A Shares
                                Class B Shares
                                 Trust Shares

                Independence One Michigan Municipal Cash Fund
                                Class Y Shares
                                Class K Shares

                   Independence One Prime Money Market Fund
                                Class Y Shares
                                Class K Shares

               Independence One U.S. Government Securities Fund
                                Class A Shares
                                Class B Shares
                                Class K Shares



This Multiple Class Plan is adopted by Independence One Mutual Funds with respect to the Classes of Shares of the portfolio of Independence One Mutual Funds set forth above.



Witness the due execution hereof as of this 7th day of June, 2000.


                                    Independence One Mutual Funds


                                    By:  /s/ Jeffrey W. Sterling
                                       ---------------------------------
                                    Name:  Jeffrey W. Sterling
                                    Title:   Vice President